Exhibit 10.7

PURCHASE AND SALE AGREEMENT

dated as of September 1, 2010

between

MEDPRO INVESTMENTS, LLC,

and

MEDPRO SAFETY PRODUCTS, INC.

i

Exhibit A	Form of Bill of Sale and Undertaking	A-1
Exhibit B	UCC Financing Statements	B-1

Schedule 1	Prior Names and Mergers	Schedule 1
Schedule 2	Cash Purchase Price	Schedule 2

ii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of September 1, 2010 (including the Exhibits attached hereto, and as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is between MEDPRO INVESTMENTS, LLC, a Delaware limited liability company (the “Issuer”), and MEDPRO SAFETY PRODUCTS, INC., a Nevada corporation (“MedPro”).

W I T N E S S E T H :

WHEREAS, MedPro desires to sell, transfer, convey, assign, contribute and grant to the Issuer, and the Issuer desires to purchase and accept from MedPro, all of MedPro’s right, title and interest in, to and under the Royalty Rights (as defined below), on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Defined Terms.  Unless otherwise defined herein, terms defined in the Indenture (as defined in this Section 1.1) and used herein shall have the meanings given to them in the Indenture, except that the following terms shall have the following meanings in this Agreement:

“Agreement” has the meaning set forth in the preamble.

“Bill of Sale” means the Bill of Sale and Undertaking, dated as of the Closing Date, executed by MedPro and the Issuer, substantially in the form of Exhibit A.

“Cash Purchase Price” has the meaning set forth in Section 3.1(a).

“Closing Date” means the date on which the conditions set forth in Section 4.1 are satisfied and the sale, transfer, conveyance, assignment, contribution and granting of the Royalty Rights to the Issuer pursuant to Article II are effective, which date shall be September 1, 2010 or such later date as the Issuer and MedPro otherwise agree.

“EBITDA” means with respect to any period, for any Person, the consolidated net income before consolidated interest, taxes, depreciation and amortization for such period.

“Fixed Charges” means, with respect to any period, for any Person, the sum of consolidated interest expense plus the consolidated amortization of Indebtedness.

 “Indemnified Amounts” has the meaning set forth in Section 8.1.

“Indemnified Party” has the meaning set forth in Section 8.1.

“Indenture” means that certain Indenture, dated as of September 1, 2010, between the Issuer and the Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Involuntary Bankruptcy” means, with respect to MedPro, without the consent or acquiescence of MedPro, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against MedPro, which petition shall not have been dismissed within 60 days, or, without the consent or acquiescence of MedPro, the entering of an order appointing a trustee, custodian, receiver or liquidator of MedPro or of all or any substantial part of the property of MedPro, which order shall not have been dismissed within 60 days.

“Issuer” has the meaning set forth in the preamble.

“Lien” means a lien, security interest, pledge, mortgage, charge or other encumbrance or any other type of preferential arrangement for security purposes or other right or claim of any Person (other than any such Lien of the Issuer created by or pursuant to this Agreement or any other such Lien permitted under the terms of this Agreement).

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations or prospects of MedPro or the ability of MedPro, or Servicer, as the case may be, to perform its obligations under any of the Transaction Documents to which it is a party or the Manufacturing Agreement or any Principal Document, (ii) the validity or enforceability of any of such Transaction Documents, the Manufacturing Agreement or the other Principal Documents or the rights or remedies of MedPro or the Issuer under any of such Transaction Documents, the Manufacturing Agreement or the other Principal Documents or (iii) the Royalty Rights or the Product or the ability of the Issuer to perform any of its obligations under the Notes, the Indenture or other the Transaction Documents.

“MedPro” has the meaning set forth in the preamble.

“Notices” has the meaning set forth in Section 9.3.

“Product” means (i) Vacuette® Premium Safety Needle System, a blood collection device that is formatted in two separate models: tube-activated and skin-activated, (ii) Vacuette® Premium Winged Safety Blood Collection Set, a device used for infusion and blood collection in the healthcare setting, and (iii) all products substantially similar to, or derived from, any of the foregoing, regardless of the brands, marks or names under which they are offered.

“Royalty Payments” means all royalty payments and other payments that may be required by Section 2.2 of the Manufacturing Agreement or any other successor agreement or other agreement evidencing any Royalty Rights, and in each case, after the issuance of any Notes.

“Royalty Statements” means the monthly statements required to be delivered by Greiner pursuant to Section 2.2(c) of the Manufacturing Agreement setting forth the Royalty Payments due under the Manufacturing Agreement.

“Royalty Rights” means the assets to be sold, transferred, conveyed, assigned, contributed and granted by MedPro to the Issuer pursuant to this Agreement and the Bill of Sale, which shall consist of (x) all of MedPro’s right, title and interest in, to and under the Manufacturing Agreement; including without limitation all of MedPro’s rights (i) to receive the Royalty Payments, (ii) to receive Royalty Statements, (iii) to make indemnification claims against Greiner pursuant to Section 7.3 of the Manufacturing Agreement and (iv) to the proceeds of and the rights to enforce each of the foregoing and (y) any rights similar to those described in clause (x) above under any agreement entered into by MedPro pursuant to Section 6.1(l) of this Agreement or otherwise following the termination of the Manufacturing Agreement or otherwise.

“Sale Price” has the meaning set forth in Section 2.1(b).

“Secured Parties” has the meaning set forth in the Pledge and Security Agreement.

“Servicer” has the meaning set forth in the Servicing Agreement.

 “Trustee” means U.S. Bank National Association, as trustee under the Indenture, and any successor appointed in accordance with the terms of the Indenture.

“Voluntary Bankruptcy” means, with respect to MedPro, (i) the inability of MedPro generally to pay its debts as such debts become due, or an admission in writing by MedPro of its inability to pay its debts generally or a general assignment by MedPro for the benefit of creditors, (ii) the filing of any petition or answer by MedPro seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of MedPro or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for MedPro or for any substantial part of its property, or (iii) corporate or other entity action taken by MedPro to authorize, consent to, acquiesce in, or solicit or encourage any of the actions set forth above.

Section 1.2 Other Definitional Provisions.

(a)           Each term defined in the singular form in Section 1.1 shall mean the plural thereof when the plural form of such term is used in this Agreement or any certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.  Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(b)           The words “hereof, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and Exhibit references herein are references to Articles, Sections and Exhibits to this Agreement unless otherwise specified.

(c)           The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

Section 1.3  Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC and not specifically defined herein are used herein as defined in Article 9 of the UCC.

Section 1.4  Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

ARTICLE II
SALE AND PURCHASE OF ROYALTY RIGHTS

Section 2.1 Agreement to Sell and Purchase Royalty Rights.  On the terms and subject to the conditions set forth herein, MedPro agrees to sell, transfer, convey, assign, contribute and grant to the Issuer, and the Issuer agrees to purchase and accept from MedPro, on the Closing Date, all of the Royalty Rights.

Section 2.2 Sale and Purchase of Royalty Rights; Sale Price.

(a)           On the terms and subject to the conditions set forth herein, including the satisfaction of the conditions set forth in Section 4.1, on the Closing Date, MedPro hereby and by the Bill of Sale sells, transfers, conveys, assigns, contributes and grants to the Issuer, and the Issuer hereby and by the Bill of Sale purchases and accepts from MedPro, all of MedPro’s right, title and interest in, to and under the Royalty Rights.  On the Closing Date, MedPro and the Issuer shall execute and deliver the Bill of Sale.

(b)           The aggregate amount to be paid for the Royalty Rights pursuant to Section 2.1(a) (the “Sale Price”) is equal to the fair market value of the Royalty Rights as agreed at arm’s length by MedPro and the Issuer.  For the avoidance of doubt, the Issuer is not assuming any of the liabilities or obligations of MedPro under the Manufacturing Agreement or the other Principal Documents, which shall be retained by and remain liabilities and obligations of MedPro, and MedPro shall continue to be subject to such obligations and liabilities to the relevant counterparties and third party beneficiaries.

(c)           Under the terms of the Visual Connection Agreements, MedPro is required to make the Visual Connection Payments if, as and when due.  MedPro agrees that MedPro will pay each Visual Connection Payment on or prior to the due date thereof under the Visual Connection Agreements.  MedPro and the Issuer acknowledge that the Sale Price paid by the Issuer to MedPro on the Closing Date pursuant to Section 2.2 reflects such agreement and that all rights, if any, arising from such payments under the Visual Connection Agreements are transferred by MedPro to the Issuer hereby as of the Closing Date.

Section 2.3 Consideration for Sale of Royalty Rights.  On the terms and subject to the conditions set forth in this Agreement, the Issuer agrees to pay the Sale Price to MedPro on the Closing Date in accordance with Section 3.1.  To the extent that the Sale Price exceeds the Cash Purchase Price received by the Issuer, MedPro shall be deemed to have made a capital contribution to the Issuer in the amount of such excess as specified in Section 3.1(b).

ARTICLE III
SALE PRICE PAYMENTS

Section 3.1 Sale Price Payments.  On the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Issuer shall pay (or cause to be paid) to MedPro the Sale Price for the Royalty Rights as follows:

(a)           first, wire transfers of immediately available federal funds from the Issuer to the Persons and in the amounts set forth on Schedule 2, in the aggregate amount of $18,648,554.64 (the “Cash Purchase Price”); and

(b)           second, the remaining portion of the Sale Price shall constitute a capital contribution by MedPro to the Issuer and be deemed to be added to MedPro’s capital account in the Issuer, in an amount equal to the excess of the agreed fair market value of the Royalty Rights over the amount of the Cash Purchase Price, the value of which is evidenced by the Stock of the Issuer delivered to MedPro at or before the Closing Date.

ARTICLE IV
CONDITIONS TO CLOSING

Section 4.1 Conditions to Closing.  MedPro’s obligation to sell, transfer, convey, assign, contribute and grant the Royalty Rights pursuant to Section 2.2 is subject to tender by the Issuer of the Cash Purchase Price pursuant to Section 3.1(a). The Issuer’s obligations to purchase and accept the Royalty Rights and to tender the Cash Purchase Price are subject to (i) the receipt by the Issuer of the proceeds of its sale of the Notes to be issued under the Indenture on or before the Closing Date, and (ii) the execution and delivery by MedPro of the Servicing Agreement pursuant to which the Issuer will designate MedPro as initial Servicer on the terms and conditions set forth therein.

In addition, as a further condition to the Issuer’s obligations to purchase and accept the Royalty Rights and to tender the Cash Purchase Price, on or prior to the Closing Date, MedPro shall have (w) notified Greiner of its sale, transfer, conveyance, assignment, contribution and granting of the Royalty Rights, (x) requested Greiner to send all notices or other correspondence otherwise sent or required to be sent to MedPro, including the Royalty Statements, to the Issuer and Servicer, (y) instructed Greiner to make all Royalty Payments after the Closing Date to such account as the Issuer shall specify and (z) requested acknowledgement from Greiner of the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MEDPRO

Section 5.1 Representations and Warranties of MedPro.  MedPro hereby represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Issuer that, as of the date hereof and as of the Closing Date:

(a)           MedPro is duly organized and is validly existing as a corporation in good standing under the laws of the State of Nevada and has all licenses, permits, franchises and governmental authorizations necessary for the ownership, or its properties and to carry on its business as now being conducted and as proposed to be conducted; MedPro is duly licensed or qualified to do business as a foreign corporation in good standing in each jurisdiction in which such qualification is required by law; MedPro has the full corporate power and authority to own the property it purports to own, to carry on its business as presently conducted and as proposed to be conducted, and to execute, deliver and perform this Agreement, each other instrument to be delivered by MedPro pursuant to this Agreement and each other Transaction Document to which MedPro is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by MedPro; each of the Transaction Documents to which MedPro is a party (including this Agreement) has been duly executed and delivered by MedPro and constitutes the valid and binding agreement of MedPro, enforceable against MedPro in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity; and all requisite corporate action has been taken by MedPro to make this Agreement and each of the other Transaction Documents to which MedPro is a party valid and binding upon MedPro;

(b)           MedPro is not required to obtain the consent, license, approval or authorization of, or make any registration, filing or declaration with, any regulatory body, administrative agency or other tribunal or governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement (except for the filing of UCC financing statements and other filings specified in Exhibit B, any consents, licenses, approvals, authorizations, registrations, and any filings or declarations under state blue sky laws, all of which have been made or obtained as of the date hereof or will be made within the time periods required under the Exchange Act);

(c)           the execution, delivery and performance by MedPro of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the sale, transfer, conveyance, assignment, contribution and granting of the Royalty Rights on the Closing Date, does not and will not (i) result in the breach of any term or provision of the certificate of incorporation and bylaws, each as amended, of MedPro or result in the breach of any term or provision of, or conflict with, constitute a default under or result in the acceleration or required prepayment of any obligation under, the Manufacturing Agreement or any other Principal Document or any other agreement, including any indenture, lease or license, or any deed or other instrument of conveyance to which MedPro or its property is subject, (ii) result in or require the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such agreement, indenture, loan, credit agreement or other instrument (except this Agreement) or (iii) result in the violation of any law (including any bulk transfer or similar law), rule, regulation, order, judgment or decree to which MedPro or its property or the Royalty Rights are subject;

(d)           MedPro has not taken any action to impair its or the Issuer’s rights in the Royalty Rights;

(e)           the principal place of business of MedPro is located at the address referred to in Section 12.5 of the Indenture and the jurisdiction of MedPro’s organization is Nevada (or at such other location, notified to the Issuer in accordance with Section 6.2(b), in a jurisdiction where all action required thereby has been taken and completed);

(f)           except as set forth on Schedule 1, since its date of formation, MedPro has not been known by any legal name other than MedPro Safety Products, Inc., which is MedPro’s exact legal name, nor has MedPro been the subject of any merger or other reorganization in which its corporate identity or status was materially changed;

(g)           MedPro has filed (or caused to be filed) all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(h)           MedPro is in compliance with the requirements of all applicable laws, rules, regulations and orders of all regulatory bodies, administrative agencies or other tribunals or governmental authorities, bureaus or agencies, a breach of any of which, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect;

(i)           MedPro has obtained all licenses, permits, franchises and other governmental authorizations necessary for the ownership of its properties or to the conduct of its business that, if not obtained, could be reasonably likely to have a Material Adverse Effect;

(j)           there is no order, judgment, decree, injunction, stipulation or consent order of or with any court or other regulatory body, administrative agency or other tribunal or governmental authority, bureau or agency to which MedPro is subject, and there is no action, suit, arbitration or regulatory proceeding pending or, to MedPro’s knowledge, threatened, nor to MedPro’s knowledge is there any investigation pending or threatened, before or by any court, regulatory body, administrative agency or other tribunal or governmental authority, bureau or agency, against MedPro that, individually or in the aggregate, could reasonably be likely to have a Material Adverse Effect;

(k)           there is no action, suit, proceeding, arbitration, regulatory or governmental investigation pending or, to MedPro’s knowledge, threatened before or by any court, regulatory body, administrative agency or other tribunal or governmental authority, bureau or agency (i) that could be reasonably likely to have a Material Adverse Effect or (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document;

(l)           MedPro is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended;

(m)           no portion of the Sale Price shall be used (i) for a purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended;

(n)           MedPro is not a party to, bound by or in breach or violation of the Manufacturing Agreement, any Principal Document or any other agreement, including any indenture, lease or license, or any deed or other instrument of conveyance to which MedPro or its property is subject, or any statute, order or regulation of any court, regulatory body, administrative agency or other tribunal or governmental authority, bureau or agency having jurisdiction over it, that has or may in the future be reasonably expected to have a Material Adverse Effect;

(o)           the filings of financing statements under the UCC and other recordings, if any, required to perfect the security interest granted hereunder in favor of the Issuer in the Royalty Rights sold, transferred, conveyed, assigned, contributed and granted on the Closing Date, including those specified in Exhibit B, if any, have been or shall have been duly made by the Closing Date, and the Issuer has or shall have the same rights as MedPro has or would have with respect to the Royalty Rights (if MedPro were still the owner of such Royalty Rights) against Greiner and other Persons;

(p)           (i) the Royalty Rights have not been pledged, sold, transferred, conveyed, assigned, contributed or granted by MedPro to any other Person, (ii) MedPro has good and marketable title to the Royalty Rights free and clear of any Lien and is the sole owner thereof, (iii) MedPro has full right to sell, transfer, convey, assign, contribute and grant the Royalty Rights to the Issuer and (iv) upon the sale, transfer, conveyance, assignment, contribution and granting of the Royalty Rights to the Issuer pursuant to Article II, the Issuer shall have good and marketable title to the Royalty Rights and shall be the sole owner of the Royalty Rights free and clear of any Lien (other than Liens created by the Issuer pursuant to or permitted by the Indenture);

(q)           (i) each of the Manufacturing Agreement and each other Principal Document is enforceable in accordance with its terms and is in full force and effect, (ii) each of the Manufacturing Agreement and each other Principal Document is valid and legally binding and enforceable against MedPro and all other parties thereto, (iii) MedPro has provided the Issuer with a true, correct and complete copy of the Manufacturing Agreement and each other Principal Document and all written amendments thereto through the Closing Date, (iv) there are no oral waivers or modifications (or pending requests therefor) in respect of the Manufacturing Agreement or any other Principal Document; and (v) MedPro is not in default under the Manufacturing Agreement or any other Principal Document and is not aware of any default by Greiner or any other Person under the Manufacturing Agreement or any other Principal Document (including with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents);

(r)           (i) Greiner has not given any notice of default under, or termination or breach of, the Manufacturing Agreement, (ii) MedPro is not aware of any notice of termination or breach by Greiner with respect to the Manufacturing Agreement, (iii) no event has occurred that would give Greiner or MedPro the right to terminate the Manufacturing Agreement, whether as of the Closing Date or because of events or occurrences existing on or before the Closing Date, including with respect to the execution, delivery and performance by MedPro or the Issuer of this Agreement or any other Transaction Documents and (iv) all Royalty Payments and other payments by Greiner under the Manufacturing Agreement will not be subject to offset, deduction or reduction for any reason as a result of any VAT, withholding or other Tax;

(s)           under the terms of the Manufacturing Agreement and the other Principal Documents, no consent of Greiner, Visual Connections, Hooman Asbaghi or any other Person (except such consents that have been obtained on or prior to the Closing Date) is required in respect of the execution, delivery and performance by MedPro and the Issuer of this Agreement or any other Transaction Document to which MedPro or the Issuer is a party;

(t)           no step has been taken or is intended by MedPro or, so far as it is aware, any other Person, for the winding-up, liquidation, dissolution, administration, merger or consolidation or for the appointment of a receiver or administrator of MedPro or all or any of its assets, and, immediately after the sale, transfer, conveyance, assignment, contribution and granting of the Royalty Rights on the Closing Date, MedPro will not be rendered insolvent or be unable to pay its debts as they mature or be left with unreasonably small capital;

(u)           MedPro has determined, and by virtue of its entering into the transactions contemplated hereby and its authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is party, that its conveyance of assets and incurrence of liability hereunder or thereunder or contemplated hereby or thereby (i) is in its own best interests, (ii) does not leave it unable to pay its debts as they become due in the ordinary course of business, (iii) will not leave it with debts which cannot be paid from the present saleable value of its property and (iv) will not render it insolvent within the meaning of Section 101(31) of the United States Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law;

(v)           neither Visual Connections nor Hooman Asbaghi has given any notice of default under, or termination or breach of, the Visual Connection Agreements and, to the knowledge of MedPro, no event has occurred that would give Visual Connections or Hooman Asbaghi the right to terminate the Visual Connection Agreements, whether as of the Closing Date or because of events or occurrences existing on or before the Closing Date;

(w)           MedPro is not aware of any issued patents or patent applications claiming subject matter which MedPro may be required to license in order to manufacture and commercialize the Product, and no third parties has asserted infringement or other intellectual property claims against MedPro based on such patents or other intellectual property rights;

(x)           MedPro has not granted any waiver under the Principal Documents and has not released the applicable counterparty, in whole or in part, form any of its obligations under the Principal Documents;

(y)           there is no action, claim, demand, suit, citation, summon, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, or arbitral or other proceeding by or before any Governmental Authority or other third party pending or, to the knowledge of MedPro, threatened against, relating to or affecting the Product, which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise resulting in the diminution of the benefits contemplated by this Purchase and Sale Agreement and other Transaction Documents;

(z)           to the knowledge of MedPro, the manufacture, use, sale, offer for sale or importation of the Product does not infringe upon any third party’s patents or constitute a misappropriation of a third party’s trade secrets or other intellectual property rights, each existing as of the Closing Date; neither MedPro nor any of its Affiliates has received any notice in writing, or otherwise has knowledge of any facts, that have, or reasonably should have, led MedPro to believe that the manufacture, use, sale, offer for sale or exportation of the Product will infringe any rights of a third party existing as of the Closing Date;

(aa)           MedPro has not consented to any assignment by any counterparty to any Principal Document of such counterparty’s rights or obligations under such Principal Document and, to the knowledge of MedPro, no such counterparty has assigned any of its rights or obligations under such Principal Document to any Person;

(bb)           except for the Principal Documents, neither MedPro nor any of its Affiliates (including the Issuer) (i) is party to any agreement with any other Person in respect of the Product and (ii) has any royalty or other payment obligations in respect of the Product;

(cc)           MedPro has fulfilled all of its obligations under the Manufacturing Agreement, including, without limitation, under Section 1.4 thereof, that are required to be fulfilled by MedPro or any other Person prior to, or as a condition to, both the occurrence of the Initial Production Date (as defined in the Manufacturing Agreement) and the commencement of Royalty Payments by Greiner as contemplated by Section 2.2 of the Manufacturing Agreement; and

(dd)           all representations and warranties of MedPro under the Pledge and Security Agreement, MedPro Guarantee, Note Purchase Agreement and Servicing Agreement on or prior to the Closing Date are true and correct.

ARTICLE VI
ARTICLE VI COVENANTS

Section 6.1 Affirmative Covenants.  MedPro agrees that it shall, in each case, unless MedPro has received the prior written consent of the Issuer and, so long as the Notes and other Secured Obligations are outstanding, the Trustee:

(a)           comply in all material respects with all applicable laws, rules, regulations and orders with respect to the Principal Documents, the Transaction Documents, the Product, the Royalty Rights and all ancillary agreements related thereto, the violation of which could be reasonably likely to have a Material Adverse Effect;

(b)           (i) preserve and maintain its existence, (ii) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing could not have a Material Adverse Effect and (iii) qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications could be reasonably likely to have such a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement;

(c)           timely and fully perform and comply with all covenants, conditions and other provisions with respect to the Royalty Rights or the Product;

(d)           timely and fully perform and comply with each of its duties and obligations under each Principal Document;

(e)           enforce its rights under the Manufacturing Agreement and the other Principal Documents, including, without limitation, in respect of the obligations of Greiner under the Manufacturing Agreement and the reduction or netting of each Visual Connection Payment to the maximum extent permitted under the Visual Connection Agreement, in a timely manner, including bringing any action in respect of an actual or threatened breach by Greiner or any other Person of its obligations thereunder;

(f)           as between the Issuer and MedPro, permit the Issuer or the Trustee to cure any default by MedPro under the Manufacturing Agreement or any other Principal Document if MedPro is not diligently taking action to cure such default and cooperate with the Issuer and the Trustee for such purpose and reimburse the Issuer or the Trustee promptly (but in no event later than two Business Days for any payment made pursuant to Section 3.7(a)(ii) so funded by the Issuer or the Trustee (any such reimbursement to the Trustee to be made directly to the Collection Account); provided, that if the applicable counterparty shall refuse to accept any such payment from the Issuer or the Trustee, then, subject to Section 3.7 of the Indenture, MedPro shall cooperate with the Issuer and the Trustee to cause such payment that is being funded by the Issuer or the Trustee to be made directly by MedPro to the applicable counterparty for such purpose;

(g)           file (or cause to be filed) all tax returns and reports required by law to be filed by MedPro and pay all taxes and fees required to be paid by it, except any such taxes and fees that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books, and MedPro shall not file any tax return or report under any name other than its exact legal name; it shall not, and shall not permit the Issuer to, make any election under Treasury Regulations Section 301.7701-3(c) (or any successor provision) to classify the Issuer as an association taxed as a corporation; and, except as otherwise required by law, it shall treat the Notes as debt of MedPro for U.S. federal income tax purposes;

(h)           (i) permit the Issuer to participate in the resolution of any dispute between MedPro and Greiner or any other Person in respect of the Manufacturing Agreement that may affect the Royalty Rights and to direct any negotiations and any legal proceedings of any kind, judicial or administrative, that may arise in connection with any dispute between MedPro, the Issuer and Greiner or any other Person in respect of the Royalty Rights, (ii) promptly provide written notice to the Trustee and Servicer of any such dispute and (iii) if any such dispute could reasonably be expected to have a Material Adverse Effect, keep the Trustee and Noteholders informed concerning such negotiations or legal proceedings and, if requested by Noteholders holding a majority in Outstanding Principal Balance of the Notes, consult with the representative or committee designated by such Noteholders or Trustee concerning such negotiations or legal proceedings;

(i)           permit the Issuer to participate in the resolution of any dispute between MedPro and Visual Connections and other Persons in respect of any Visual Connection Agreement and to direct any negotiations and any legal proceedings of any kind, judicial or administrative, that may arise in connection with any dispute between MedPro and Visual Connection or any other Person thereunder; promptly provide written notice to the Issuer, the Trustee and the Servicer of any such dispute between MedPro on the one hand and any other Person on the other hand in respect of any Principal Document; and, if any such dispute could reasonably be expected to have a Material Adverse Effect, keep the Issuer and the Trustee (or a representative designated by the Trustee at the Direction of Noteholders) informed concerning such negotiations or legal proceedings and, if requested by Noteholders holding a majority in Outstanding Principal Balance of the Notes, consult with the representative or committee designated by such Noteholders concerning such negotiations or legal proceedings;

(j)           maintain in place all policies and procedures, and take and continue to take all actions, described in the assumptions as to facts relating to the separateness of the Issuer and MedPro set forth in, and forming the basis of, any opinions delivered pursuant to Section 5.4 of the Note Purchase Agreements, and comply with, and cause compliance with, the separateness provisions of the LLC Operating Agreement, the Indenture and the other Transaction Documents;

(k)           provide promptly the Trustee with written notice of the institution of any proceeding by or against MedPro  or any of its Affiliates seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property;

(l)           comply with, and cause compliance with, MedPro’s certificate of incorporation and bylaws;

(m)           if MedPro shall receive any Royalty Payments notwithstanding the instructions set forth in Section 4.1, deliver such Royalty Payments to the Issuer for deposit directly into the Collection Account in the exact form received with all necessary endorsements within one Business Day following MedPro’s receipt thereof;

(n)           cause the Issuer to perform its obligations under the Transaction Documents to which the Issuer is a party for so long as MedPro is the owner of the  membership interests of the Issuer; following any termination of the Manufacturing Agreement (i) use commercially reasonable efforts to enter into an agreement or other arrangements, which shall be substantially identical to the Manufacturing Agreement, with a party that will be reasonably acceptable to the Issuer and Noteholders comprising a majority of the Outstanding Principal Balance, pursuant to which such party will commercialize and market the Product and the intellectual property rights related to the Product, and (ii) in the event that MedPro fails to enter into an agreement that satisfies the requirements of clause (i) within six months of the termination of the Manufacturing Agreement, transfer to the Issuer the Product and the intellectual property rights related to the Product for use worldwide pursuant to documentation satisfactory to Noteholders comprising a majority of the Outstanding Principal Balance;

(o)           make reasonably available its respective records and personnel to the Issuer in connection with any prosecution of litigation by the Issuer against any party to any of the Principal Documents to enforce any of the Issuer’s rights under any such Principal Document; and

(p)           use its commercially reasonable efforts to preserve, maintain and maximize the commercial value of the Product, including obtaining patent term extensions when available and patent listing in the U.S. Food and Drug Administration Electronic Orange Book for the Product when applicable.

Section 6.2  Negative Covenants.  MedPro agrees that it shall not, in each case, without the prior written consent of the Issuer and, so long as the Notes and other Secured Obligations are outstanding, the Trustee:

(a)           except as otherwise provided herein, in any other Transaction Document or in the Manufacturing Agreement, in each case with respect to the transactions contemplated by the Transaction Documents, directly or indirectly, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create, incur, assume or suffer to be created or to exist any Lien on any of its rights, title or beneficial interest in, to or under, whether directly or indirectly, (i) the Issuer, (ii) the Product, (iii) any Royalty Payments or (iv) any other Royalty Rights, in each case other than for the benefit of the Noteholders (including the pledge of the membership interests held by MedPro in the Issuer pursuant to the Pledge and Security Agreement);

(b)           change its name, identity, structure or jurisdiction or organization without first giving 30 days prior written notice to the Issuer, the Servicer and the Trustee; provided, however, that if any change in MedPro’s name, identity, structure or jurisdiction of organization would make any financing or continuation statement or notice of Lien filed in connection with this Agreement seriously misleading within the meaning of applicable provisions of the UCC, MedPro hereby authorizes the Issuer and the Trustee to file such amendments as may be required to preserve and protect the Issuer’s title and interest in and to the Royalty Rights and proceeds thereof and the collateral, if any, related thereto; it is understood that, during the term of this Agreement, MedPro shall maintain its jurisdiction of incorporation in the United States;

(c)           assign amend, modify, supplement or restate the Manufacturing Agreement, enter into any new agreement in respect of the Royalty Rights or the Product or the intellectual property rights related to the Product or exercise or waive any right or option, fail to exercise any right or option or grant any consent in respect of the Royalty Rights or the intellectual property rights related to the Product in any manner that could, in any case, have a Material Adverse Effect or materially adversely affect the Issuer, the Trustee or the Noteholders with respect thereto or conflict with or cause an Event of Default under, or breach of, this Agreement, any other Transaction Document or the Manufacturing Agreement or any other Principal Document;

(d)           terminate (or agree with Greiner to any termination thereof by mutual agreement) in whole or in part the Manufacturing Agreement or any other Principal Document;

(e)           take any action to waive, repeal, amend, vary, supplement or otherwise modify the Issuer’s or MedPro’s organizational documents in a manner that could adversely affect the rights, privileges or preferences of any Noteholder;

(f)           take any action or cause or permit the Issuer (except as required by law) to take any action to cause the Issuer to become subject to a Voluntary Bankruptcy or an Involuntary Bankruptcy;

(g)           take any action to dissolve the Issuer or MedPro;

(h)           assert or waive its right to cure any of its defaults under the Manufacturing Agreement by granting Greiner or its successors or its or their sublicensees a fully paid–up license to the intellectual property rights related to the Product;

(i)           MedPro shall not, and shall not permit any of its Subsidiaries to, incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, whether present or future (in any such case, to “Incur”), Indebtedness; provided, however, that (a) MedPro and its Subsidiaries may  Incur Indebtedness under the MedPro Guarantee or otherwise in favor of the Trustee for the benefit of the Noteholders, (b) MedPro and its Subsidiaries (other than the Issuer) may Incur Indebtedness in an aggregate amount not to exceed $7,500,000 and (c) MedPro and its Subsidiaries (other than the Issuer) may Incur unsecured Indebtedness and unsecured guarantees of such Indebtedness in an aggregate amount not to exceed $15,000,000; provided that all Indebtedness described in this clause (c) is subordinated to all MedPro Obligations (as defined in the Pledge and Security Agreement) pursuant to a subordination agreement reasonably satisfactory to the Trustee and the Holders of a majority of the Outstanding Principal Balance of the Notes, no payments on the principal amounts of such subordinated Indebtedness shall be permitted so long as any MedPro Obligations are outstanding and no interest or other payments in respect of such subordinated Indebtedness shall be permitted so long as any Default or Event of Default has occurred and is continuing and, at the time of Incurrence of such subordinated Indebtedness, no Default or Event of Default has occurred and is continuing or would be caused thereby;

(j)           MedPro shall not, and shall not permit any of its Subsidiaries to, consolidate with, merge or consolidate with or into, or sell, convey, transfer, lease or otherwise dispose of, directly or indirectly, including pursuant to any dividend, distribution, redemption, repurchase or other transaction, all or substantially all of its property and assets to, any other Person provided, however, that such prohibition shall not apply (except with respect to the Issuer) if the combined company or Person, immediately following any such merger, consolidation, disposition or such other transaction, shall have a coverage ratio of EBITDA to Fixed Charges of 2.0 to 1 or greater (based on the last four quarters of financial information as set forth in financial statements prepared in accordance with generally accepted accounting principles), no Default or Event of Default has occurred and is continuing or would be caused thereby and each such combined company and Person acquiring such property and assets assumes all of MedPro’s obligations under the MedPro Guarantee, Pledge and Security Agreement and other Transaction Documents pursuant to an assumption agreement and other documentation reasonably satisfactory to the Issuer and the Trustee.

(k)           MedPro shall not sell, convey, transfer, lease or otherwise dispose of, directly or indirectly, the Product, the Royalty Rights or any proceeds thereof to any other Person other than the Issuer, including pursuant to any dividend, distribution, redemption, repurchase or other transaction.

(l)           MedPro shall not, and shall not permit and of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, directly or indirectly, any material portion of its other property and assets to any other Person, including pursuant to any dividend, distribution, redemption, repurchase or other transaction, unless MedPro or such Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such transaction), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the property and assets subject to such transaction.

(m)           MedPro shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any of its Affiliates except upon fair and reasonable terms no less favorable to MedPro or such Subsidiary, as the case may be, than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate.  The parties expressly agree that each Transaction Document satisfies the provisions of this Section 6.2(m).

Section 6.3  Reporting.  MedPro agrees that it shall, in each case, unless MedPro shall have received the prior written consent of the Issuer and, so long as the Notes are outstanding, the Trustee:

(a)           at least 30 Business Days prior to any change in MedPro’s name, deliver to the Issuer and Servicer a notice setting forth the new name and the effective date thereof;

(b)           make available such other information as the Issuer or the Trustee may, from time to time, reasonably request with respect to the Royalty Rights or the condition or operations, financial or otherwise, of MedPro which is reasonably likely to impact or affect the performance of MedPro’s obligations hereunder or its compliance with the terms, provisions and conditions of any Transaction Document or Principal Document;

(c)           promptly (but in no event more than five Business Days after receipt) provide to the Issuer and Servicer copies of all correspondence and notices between MedPro and Greiner or any other Person regarding the Manufacturing Agreement and between MedPro and Visual Connections or Hooman Asbaghi or any other Person regarding the Visual Connection Agreements, including copies of notices or other communications it receives under Section 2.2(c) of the Manufacturing Agreement, if such correspondence or notices relate to or could reasonably be expected to affect the Royalty Rights or the Product;

(d)           deliver to the Issuer and Servicer, with a copy to the Trustee, within 120 days after the end of each fiscal year of MedPro ending after the date hereof, a certificate of a Responsible Officer, stating whether or not, to the best knowledge of such Responsible Officer, any party to the Manufacturing Agreement or the Visual Connection Agreements is in default in the performance and observance of any of the terms, provisions and conditions of the Manufacturing Agreement or the Visual Connection Agreements (without regard to any period of grace or requirement of notice provided thereunder) and, if any such party shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge; and

(e)           promptly after a Responsible Officer has knowledge of any of the following events or situations, provide written notification to the Issuer and Servicer, with a copy to the Trustee, of the circumstances regarding such event or situation, both initially and in respect of subsequent changes and developments regarding such event or situation, and a written summary of the actions taken or proposed to be taken by MedPro in response thereto, if any:

(i)         an act or failure to act of any party to the Manufacturing Agreement or the Visual Connection Agreements or other Person that would constitute a default thereunder or that would give rise to the right of any party to exercise any remedies thereunder, including a right to terminate the Manufacturing Agreement or the Visual Connection Agreements;

(ii)         any actual or threatened termination by Greiner of the Manufacturing Agreement or by Visual Connections of the Visual Connection Agreements in whole or in part; or

(f)           during any period in which MedPro is not subject to Section 13 or 15(d) of the Exchange Act, deliver to the Issuer and the Trustee (i) audited financial statements of MedPro with respect to its most recent fiscal year no later than 120 days after the end of such fiscal year and (ii) unaudited interim financial statements of MedPro with respect to each fiscal quarter (except for fiscal year-end) no later than 45 days after the end of such fiscal quarter, in each case, prepared in accordance with GAAP in all material respects; and

(g)           in the event that MedPro or any of its Subsidiaries enters into a transaction described in Section 6.2(i)(b) or (c), 6.2(j) or 6.2(l) hereof, MedPro shall promptly provide written notification of such transaction to the Issuer, the Trustee and upon request of a Noteholder, such Noteholder, which shall certify that such transaction occurred in compliance with this Agreement and the other Transaction Documents, together with copies of the documentation entered into by MedPro and its Subsidiaries in connection therewith.

ARTICLE VII
ARTICLE VII ADDITIONAL RIGHTS AND OBLIGATIONS

Section 7.1 Responsibilities of MedPro.  Anything herein to the contrary notwithstanding:

(a)           MedPro shall perform its obligations hereunder, and the exercise by the Issuer or its designee of its rights hereunder shall not relieve MedPro from such obligations;

(b)           the Issuer shall perform its obligations hereunder; and

(c)           none of the Trustee, the Issuer or any other Indemnified Party shall have any obligation or liability to Greiner or any other third Person with respect to any of the Royalty Rights or any related agreements, nor shall the Trustee or any other Indemnified Party be obligated to perform any of the obligations of MedPro or the Issuer thereunder.

Section 7.2  Further Action Evidencing Sale.

(a)           MedPro agrees that, from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, that the Issuer may reasonably request in order to perfect, protect or more fully evidence the sale, transfer, conveyance, assignment, contribution and granting of the Royalty Rights hereunder or to enable the Issuer to exercise or enforce any of its rights hereunder or under any other Transaction Document.  Without limiting the generality of the foregoing, MedPro hereby authorizes the Issuer and the Trustee to execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.

(b)           MedPro hereby authorizes the Issuer, or its designee, and the Trustee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Royalty Rights now existing or hereafter generated by MedPro.  If MedPro fails to perform any of its agreements or obligations under this Agreement, the Issuer or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Issuer or its designee incurred in connection therewith shall be payable by MedPro.

Section 7.3  Application of Collections.  Any payment by Greiner in respect of any indebtedness owed by it to MedPro shall, unless otherwise instructed by the Issuer and the Trustee, be applied as a Collection with respect to an Royalty Right under the Indenture to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of Greiner owed to MedPro.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Indemnification by MedPro.  Without limiting any other rights that the Issuer may have hereunder or under applicable law, MedPro hereby agrees to indemnify, defend and hold harmless the Issuer and each of its directors, officers, members, managers, employees and agents (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ and other experts’ fees and expenses (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of (i) any breach of representation or warranty or other misrepresentation by MedPro hereunder or under any other Transaction Document or Principal Document to which it is a party, (ii) the failure of MedPro to observe or perform its respective obligations under this Agreement or any other Transaction Document or Principal Document to which it is party, (iii) claims asserted against an Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds herefrom or therefrom, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party as determined by a final order of a court of competent jurisdiction, and (b) any special, indirect, consequential or punitive damages (except for any such damages payable to a third party).  If for any reason the indemnification provided in this Section 8.1 is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless, then MedPro shall contribute to the amount paid or payable by such Indemnified Party to the maximum extent permitted under applicable law.

ARTICLE IX
ARTICLE IX MISCELLANEOUS

Section 9.1 Transfers Intended as Sales.  Each of the parties hereto expressly intends and agrees that the sale, transfer, conveyance, assignment, contribution and granting of the Royalty Rights contemplated and effected under this Agreement are complete and absolute sales and contributions rather than pledges or assignments of only a security interest and shall be given effect as such for all purposes.  If, however, notwithstanding the express intent of the parties hereto, such sale, transfer, conveyance, assignment, contribution and granting are deemed to be a secured financing, MedPro hereby grants to the Issuer a security interest in all of MedPro’s right, title and interest in, to and under the following, in each case, whether now owned or existing or hereafter acquired or arising, and wherever located: (a) the Royalty Rights; and (b) any and all additions and accessions to any of the foregoing, all improvements thereto, all substitutions and replacements therefor and all products and proceeds thereof, to secure all of MedPro’s obligations in connection with such secured financing and the other Transaction Documents and all other Secured Obligations and MedPro Obligations (as defined in the Pledge and Security Agreement), and this Agreement constitutes a security agreement.  The sale, transfer, conveyance, assignment, contribution and granting of the Royalty Rights shall be reflected on MedPro’s balance sheet and other financial statements and computer records as a sale of assets to the Issuer.  The sale, transfer, conveyance, assignment, contribution and granting by MedPro of the Royalty Rights hereunder are and shall be without recourse to, or representation or warranty (express or implied) by, MedPro, except as otherwise specifically provided herein and in the other Transaction Documents.  The limited rights of recourse specified herein against MedPro are intended to provide, among other things, a remedy for breach of representations and warranties relating to the condition of the assets sold, breach of the covenants in this Agreement and the other Transaction Documents or for other indemnified amounts.

Section 9.2 Specific Performance.  Issuer and MedPro acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

Section 9.3 Notices.  All notices, demands, certificates, requests, directions, instructions and communications hereunder (“Notices”) shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent, (d) on the date transmitted by legible telecopier transmission with a confirmation of receipt or (e) in the case of any report which is of a routine nature, on the date sent by first class mail or overnight courier or transmitted by legible telecopier transmission, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient in accordance with Section 12.5 of the Indenture.  A copy of each notice given hereunder to any party hereto shall also be given to each of the other parties hereto.  Each party hereto may, by notice given in accordance herewith to each of the other parties hereto, designate any further or different address to which subsequent Notices shall be sent.

Section 9.4 CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.5 Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 9.6 Amendment.

(a)           The provisions of this Agreement may from time to time be amended, modified, supplemented, restated or waived, if such amendment, modification, supplement, restatement or waiver is in writing and consented to by each of the parties hereto and the Trustee so long as the Notes and the other Secured Obligations are outstanding.

(b)           No failure or delay on the part of the Issuer, MedPro or any Person specified in Section 9.9 in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Issuer or MedPro in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Issuer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)           The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto and thereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

Section 9.7 Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement.

Section 9.8 Binding Effect; Assignability; Survival.  This Agreement shall be binding upon and inure to the benefit of the Issuer, MedPro, the Secured Parties and their respective successors and permitted assigns.  None of MedPro or the Issuer may assign any of its rights hereunder or any interest herein without the prior written consent of the other parties and, in the case of MedPro, so long as the Notes are outstanding, the Trustee, except as otherwise herein specifically provided.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree, it being agreed that the parties hereto shall not terminate this Agreement at any time prior to payment in full of the Notes and the other Secured Obligations.  The rights and remedies with respect to any breach of any representation and warranty made by MedPro pursuant to Section 5.1 and the indemnification and payment provisions of Article VIII and Section 9.11 (and any other similar provisions in the other Transaction Documents) shall be continuing and shall survive any termination of this Agreement.

Section 9.9 Acknowledgement and Agreement.  MedPro expressly acknowledges and agrees that all of the Issuer’s right, title and interest in, to and under this Agreement (including the Issuer’s rights under the Servicing Agreement) shall be pledged and assigned to the Trustee as collateral by the Issuer pursuant to the Indenture, and MedPro consents to such pledge and assignment.  Each of the parties hereto acknowledges and agrees that the Trustee, acting on behalf of the Noteholders, shall be entitled to exercise the rights of the Issuer to give consents under Section 6.2 and the other provisions hereof, to receive materials under Section 6.3(d) and Section 6.3(e) and the other provisions hereof and to enforce the rights set forth in Section 6.1(g) and the other provisions hereof.  Each of the parties hereto further acknowledges and agrees that the rights of the Issuer arising hereunder that have been assigned and pledged to the Trustee under the Indenture may, except as set forth in the preceding sentence, be enforced by the Trustee only so long as an Event of Default has occurred and is continuing and the Trustee is exercising remedies under the Indenture, in each case at the direction of Noteholders holding a majority in Outstanding Principal Balance of the Senior Class of Notes.  In all other cases, the Issuer shall have the right to give and withhold consents and exercise or refrain from exercising rights and remedies hereunder.

Section 9.10 Cumulative Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Without limiting the foregoing, MedPro hereby authorizes the Issuer, at any time and from time to time, to the fullest extent permitted by law, to offset any amounts payable by the Issuer to, or for the account of, MedPro against any obligations of MedPro to the Issuer arising in connection with the Transaction Documents (including amounts payable pursuant to Section 8.1) that are then due and payable.

Section 9.11 Costs, Expenses and Taxes.  In addition to the obligations of MedPro under Article VIII, MedPro agrees:

(a)           to pay to the Issuer on demand all reasonable costs and expenses incurred by the Issuer and the Trustee in connection with the enforcement of this Agreement and the other Transaction Documents to be delivered hereunder;

(b)           to indemnify the Issuer on an after-tax basis for any stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and to indemnify each Indemnified Party on an after-tax basis in respect of any liabilities with respect to such taxes and fees; and

(c)           to indemnify the Issuer on an after-tax basis for any U.S. federal, state, local or foreign income, franchise or other taxes imposed on income or assets (including any interest, penalties or accountant or counsel fees incurred in connection with such taxes) asserted against the Issuer at any time that the Notes are outstanding.

Section 9.12 No Proceedings.  MedPro hereby agrees that it will not institute against the Issuer, or join any Person in instituting against the Issuer, any insolvency or similar proceeding (namely, any Voluntary Bankruptcy or Involuntary Bankruptcy) until one year and one day after the date on which the Notes have been paid in full.  The provisions of this Section 9.12 shall survive the termination of this Agreement.

Section 9.13 Consent to Jurisdiction.  Any legal action or proceeding with respect to this Agreement may be brought in the courts of the Borough of Manhattan, The City of New York or of the United States federal court sitting in the Borough of Manhattan, The City of New York, and, by execution and delivery of this Agreement, each party hereto consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.3.  Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by law.  Each party hereto irrevocably waives, to the maximum extent permitted by law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto.  Each party hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law and irrevocably waives trial by jury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above

MEDPRO INVESTMENTS, LLC

By:	/s/ Marc T. Ray
Name: Marc T. Ray
Title: Manager

MEDPRO SAFETY PRODUCTS, INC.

By:	/s/ Marc T. Ray
Name: Marc T. Ray
Title: VP Finance and Chief Financial Officer

[Signature Page to the Purchase And Sale Agreement]

EXHIBIT A

FORM OF BILL OF SALE AND UNDERTAKING

This BILL OF SALE AND UNDERTAKING is dated as of September 1, 2010 between MedPro Safety Products, Inc., a Nevada corporation (“MedPro”), and MedPro Investments, LLC, a Delaware limited liability company (the “Issuer”).

RECITALS

WHEREAS, MedPro desires to sell, transfer, convey, assign, contribute and grant to the Issuer, and the Issuer desires to purchase and accept from MedPro, all of MedPro’s right, title and interest in, to and under the Royalty Rights (as defined below), on the terms and conditions set forth in the Purchase and Sale Agreement between MedPro and the Issuer dated as of September 1, 2010 (the “Agreement”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.
MedPro, by this Bill of Sale and Undertaking, does hereby sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to the Issuer, and the Issuer does hereby purchase and accept (v) all of MedPro’s right, title and interest in, to and under the Medical Supply Manufacturing Agreement dated as of July 14, 2010 (as amended, supplemented or otherwise modified from time to time, the “Manufacturing Agreement”) between Greiner Bio-One GmbH (“Greiner”) and MedPro, including, without limitation, all of MedPro’s rights: (i) to receive all royalty and other payments under Section 2.2 of the Manufacturing Agreement or any other successor agreement or other agreement evidencing Royalty Rights, in each case, that become payable after the issuance of the Issuer’s MedPro Investments Senior Secured __% Notes due 2016 (the “Royalty Payments”), (ii) to receive monthly statements from Greiner pursuant to Section 2.2(c) of the Manufacturing Agreement, (iii) to make indemnification claims against Greiner pursuant to Section 7.3 of the Manufacturing Agreement and (iv) to the proceeds of and the rights to enforce each of the foregoing, (w) any rights similar to those described in clause (v) above under any agreement entered into by MedPro pursuant to Section 6.1(l) of the Agreement or otherwise following the termination of the Manufacturing Agreement or otherwise (collectively, the “Royalty Rights”), (x) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the foregoing property or are otherwise necessary or helpful in the collection thereof or realization thereupon, (y) all documents of title, policies and certificates of insurance, securities, chattel paper and other documents or instruments evidencing or pertaining to any of the foregoing property and (z) all proceeds and products of any and all of the foregoing property, including all Proceeds.

2.
MedPro hereby covenants that, at any time or from time to time after the date hereof, at the Issuer’s reasonable request and without further consideration, MedPro shall execute and deliver to the Issuer such other instruments of sale, transfer, conveyance, assignment, contribution, granting and confirmation, provide such materials and information and take such other actions, each as the Issuer may reasonably deem necessary to sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to the Issuer, and to confirm the Issuer’s title to, the Royalty Rights and to put the Issuer in actual possession and operating control of such Royalty Rights and assist the Issuer in exercising all rights with respect thereto.

3.
MedPro represents, warrants and covenants that (i) it has absolute title to the Royalty Rights free and clear of all Liens (as defined in the Agreement), (ii) it has not made any prior sale, transfer, conveyance, assignment, contribution, granting, release, setting over, confirmation or delivery of the Royalty Rights, (iii) it has the present lawful right, power and authority to sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver the Royalty Rights to the Issuer and (iv) all action has been taken which is required to make this Bill of Sale and Undertaking, and this Bill of Sale and Undertaking is, a legal, valid and binding obligation of MedPro.

4.
MedPro covenants to forever warrant and defend the sale of the Royalty Rights to the Issuer, its successors and assigns against any person or entity claiming an interest in the Royalty Rights, and MedPro shall defend its right to sell the Royalty Rights against all lawful claims and demands.

5.
This Bill of Sale and Undertaking shall be binding upon and inure to the benefit of MedPro, the Issuer and their respective successors and assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to the Issuer.

6.
THIS BILL OF SALE AND UNDERTAKING SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL PURCHASE AND SALE AGREEMENT SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

7.
This Bill of Sale and Undertaking may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale and Undertaking as of the day and year first written above.

MEDPRO SAFETY PRODUCTS, INC.

By:
Name:
Title:

MEDPRO INVESTMENTS, LLC

By:
Name:
Title:

EXHIBIT B

UCC FINANCING STATEMENTS

1.
A Form UCC-1 Financing Statement will be filed with the Secretary of State of the State of Nevada naming MedPro as debtor/seller, the Issuer as secured party/assignor and the Trustee as secured party/assignee.

B-1

SCHEDULE 1

PRIOR NAMES AND MERGERS

MedPro, Inc. incorporated in Kentucky on January 19, 1995.

Changes domicile through merger into wholly owned Delaware subsidiary, MedPro, Inc. on August 31, 1999.

MedPro Safety Products Inc., a Nevada corporation, is the surviving corporation of the merger of MedPro, Inc., a Delaware corporation, into Dentalserv.com, a Nevada corporation and public shell company.  The merger was effective on December 28, 2007.  A copy of the Certificate of Merger is attached to the Secretary Certificate of MedPro Safety Products, Inc.

Schedule 1

SCHEDULE 2

CASH PURCHASE PRICE

Fifth Third Bank	$1,255,752.28
Vision Opportunity Master Fund	$2,857,213.88
Wing Reserve Account	$7,870,000.00
MedPro	$6,665,588.48
Cash Purchase Price	$18,648,554.64

Schedule 2